Exhibit 21.1

CERES, INC.

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Organization or
Subsidiary of Registrant	Incorporation
Ceres Sementes do Brasil Ltda.	Brazil

Ceres Agrotechnologies Intl LLC	Delaware

CS Semillas de México, S. de L. de C.V.	Mexico